Exhibit Index

Exhitit 1  Exhibit Index

Exhibit 2  Auditors Consent

Exhibit 3  Financial Data Schedule-The Value Equity Portfolio

Exhibit 4  Financial Data Schedule-The Growth Equity Portfolio

Exhibit 5  Financial Data Schedule-The Small Capitalization Equity Portfolio

Exhibit 6  Financial Data Schedule-The International Equity Portfolio

Exhibit 7  Financial Data Schedule-The Limited Duration Municipal Bond Portfolio